SUB-ITEM 77Q1(a)

CGM CAPITAL DEVELOPMENT FUND
Amendment No. 1 to Amended and Restated Agreement and Declaration of Trust
	This AMENDMENT NO. 1 dated as of November 19, 2004 (this Amendment)
is made by the Trustees that have executed the Amendment below, amending the Amended and Restated Agreement and Declaration of Trust dated as of January
23, 1997 (the Agreement) of CGM Capital Development Fund (the Trust).
Capitalized terms used without definition in this Amendment have the meanings specified thereof in the Agreement.
	WHEREAS, Article VIII, Section 8 of the Agreement provides that the Agreement may be amended at any time by an instrument in writing signed by a majority of the then Trustees when authorized to do so by vote of a majority of the Shares of the Trust entitled to vote;
	WHEREAS, the Trustees desire to amend the Agreement as described in
Article VIII, Section 8 thereof to revise Article VII, Section 2; and
	WHEREAS, the Trustees have been authorized to enter into this Amendment by vote of a majority of the Shares of the Trust entitled to vote taken at a Special Meeting held on November 19, 2004.
	NOW, THEREFORE, the undersigned, being a majority of the Trustees of the Trust do hereby agree as follows:
	1.	The first paragraph of Article VII, Section 2 of the Agreement is hereby amended to add the following to the end thereof:
Without limiting the foregoing, the appointment, designation or identification of any Trustee as (a) a member or chairperson of a committee or sub-committee of the Trustees or any function of such a committee or sub-committee, (b) an expert on any topic or in any area
(including an audit committee financial expert), (c) the lead or head independent Trustee, or any other special appointment, designation or identification of a Trustee (any of the foregoing referred to in (a), (b), or (c), a Special Appointment), shall not impose on that person any duty, obligation or liability that is greater than the duties, obligations and liabilities imposed on that person as a Trustee in the absence of the Special Appointment (except that the foregoing limitation shall not apply to duties expressly imposed pursuant to the By-Laws, a charter of a committee or sub-committee of the Board of Trustees or a vote of the Board of Trustees), and no Trustee who has special skills or expertise, or is appointed, designated or identified as aforesaid, shall be held to a higher standard of care by virtue thereof. In addition, no Special Appointment of a Trustee shall affect in any way that Trustees rights or entitlement to indemnification under Article 4 of the By-Laws or otherwise by the Trust.
       2. This Amendment may be executed in several counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument notwithstanding all of the parties have not signed the original or the same counterpart.
	IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns as of the date first above written.


Peter O. Brown, as Trustee and not
individually

Laurens MacLure, as Trustee and not
individually



G. Kenneth Heebner, as Trustee and not
individually

James Van Dyke Quereau, Jr., as
Trustee and not individually




Mark W. Holland, as Trustee and not
individually




J. Baur Whittlesey, as Trustee and not
individually

Robert L. Kemp, as Trustee and not
individually